EXHIBIT 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 18, 2005, except as to Note 2, for which the date is August 2, 2005, on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month and six-month periods ended June 30, 2005 and 2004, and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in the Company’s registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957, 333-30689, 333-30691, 333-44760, 333-44692, 333-73192, 333-101727, 333-101751 and 333-109282), and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-98163, 333-109211 and 333-112563).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

August 3, 2005